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                                                                    EXHIBIT 10.2

March 12, 2003

Steven H. Jackman, Esq.
Vice President and Corporate Counsel
Sanmina-SCI Corporation
2700 North First Street
San Jose, CA 95134

              Re: Release of Obligation to Provide Inventory

Dear Steve:

Reference is made to (a) the Settlement Agreement and Mutual General Release dated January 12, 2002, as amended as of February 7, 2003 (as amended, the "Settlement Agreement") by and between Novatel Wireless, Inc. ("Novatel Wireless") on the one hand, and Sanmina-SCI Corporation and Sanmina Canada ULC, on the other (collectively "Sanmina") and (b) the Security Agreement dated as of January 12, 2002 executed by Novatel Wireless in favor of Sanmina (the "Security Agreement"). Novatel Wireless represents and warrants that (i) as of February 14, 2003, the outstanding balance of the Inventory Purchase Commitment was at least $3,481,870.94(1); (ii) Sanmina has satisfied all of its Obligations under the Settlement Agreement accruing prior to March 12, 2003 (the "Effective Date"), including but not limited to the obligations of Sanmina set forth in
Section II.B thereto; (iii) as of the date of this letter, Sanmina is not in breach or default of the Settlement Agreement; and (iv) it knows of no circumstances which would (with the passage of time or otherwise) render Sanmina in breach or default of the Settlement Agreement.

Novatel Wireless understands that (i) pursuant to a letter agreement of even date (the "Side Letter"), Sanmina has entered into a transaction with certain investors (the "Investors") pursuant to which the Investors will immediately invest $1.2 million in Novatel Wireless in exchange for subordinated secured notes (the "Initial Investment"), and purchase Sanmina's rights and assume Sanmina's obligations under the Settlement Agreement at a substantial discount (the "Transaction") and (ii) that, as a condition precedent to entering into the Transaction, Sanmina has required Novatel Wireless (a) to consent to the assignment of Sanmina's rights and delegation of Sanmina's duties under the Settlement Agreement to the Investors and (b) to forever release Sanmina from any and all obligations under the Settlement Agreement, including but not limited to any obligation to deliver any Inventory (as that term is defined under the Settlement Agreement) after the Effective Date. The Transaction is conditioned in part upon Novatel Wireless' obtaining stockholder approval for the acquisition by the Investors of up to $6.755

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(1) Novatel Wireless believes that it has made payments of $4,518,129.06 towards the Inventory Purchase Commitment and that the amount of the Inventory Purchase Commitment has been reduced to $3,481,870.94. Sanmina's counsel has agreed to verify the payments made by Novatel Wireless towards its Inventory Purchase Commitment and adjust the balance accordingly. In the event the Inventory
Balance is $3,481,870.94 (rather than the $3,505,000 shown on Sanmina's books), then at the Closing of the Transaction, Sanmina shall pay to Novatel Wireless, an amount equal to the difference (which amount will not exceed $17,000). The parties each acknowledge that, at most, the balance of the Inventory Purchase Commitment would be reduced from $3,505,000 to $3,481,870.94.

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million of Novatel Wireless' Series B Preferred Stock pursuant to a Securities
Purchase Agreement (the "Investment"). The Investment is expected to close in July 2003 (the "Closing").

Novatel Wireless acknowledges that Sanmina's obligations to consummate the Transaction are conditioned on, among other things, Novatel's releasing Sanmina from any obligation it has under the Settlement Agreement to further deliver any Inventory. Novatel has reasonably concluded, and now hereby acknowledges, that the Inventory which has yet to be delivered to Novatel under the Settlement Agreement (the "Remaining Inventory") is now old and obsolete and has only marginal value. In addition, Novatel Wireless realizes that, by the time it would be required under the Settlement Agreement to purchase the Remaining Inventory, its value would decrease even more. Accordingly, Novatel Wireless, on behalf of itself, and, anyone or any entity that can claim by or through it, hereby releases and forever discharges Sanmina, including Sanmina's divisions, affiliates, parents, and subsidiaries, and past and present directors, officers, shareholders, agents, servants, employees, representatives, assigns, heirs, administrators, attorneys, insurers, and lenders, from any and all claims, demands, and causes of action, obligations, damages and liabilities whether known or unknown in any way connected with any transactions, affairs or occurrences between Novatel Wireless and Sanmina to date, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including but not limited to any obligations under the Settlement Agreement to provide any Remaining Inventory to Novatel Wireless.

Novatel Wireless acknowledges and agrees that they have been informed of the provisions of California Civil Code Section 1542, and do hereby expressly waive and relinquish all rights and benefits that they have or may have had under that statute, which reads as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTION OF THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Novatel Wireless acknowledges the significance and consequences of such specific waiver of Section 1542, and hereby assume full responsibility for any damages or losses it may incur as a result of the execution of this Agreement

In addition to the $165,000 payment required to be made on March 10, 2003, Novatel Wireless agrees that, within twenty-four hours of the receipt of the Initial Investment, it will pay Sanmina an additional $110,000, for a total payment of $275,000. The $110,000 payment will be allocated as follows: (i) $40,000 will be treated as Novatel Wireless's obligation under Section II.A(4)(j) of the Settlement (relating to Financing Payments) and (ii) the remaining $70,000 will be treated as a prepayment of the payment due on March 24, 2003. Sanmina hereby agrees that upon receipt of the $275,000 from Novatel Wireless, the payment of the Initial Investment to Novatel Wireless and the execution by the Investors of the Side Letter, it shall grant Novatel Wireless' a forbearance from Novatel Wireless' obligation to make further payments to Sanmina pursuant to the Settlement Agreement (as limited only by the following provisos); provided, however, that if either (i) the Transaction has not been consummated by August 1, 2003 (as such date may be extended pursuant to the Side Letter) and Novatel Wireless has not raised debt or equity proceeds and made payments to Sanmina as set forth in Section II.A.4(n) of the Settlement Agreement or (ii) the Investors declare a default or event of default under any agreement between Novatel Wireless and the Investors, including but not limited to the notes used in connection with the

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Initial Investment, and accelerate the repayment of any amounts which Novatel
Wireless owes the Investors, then in each case the Covered Obligations (as defined in the Security Agreement) shall become immediately due and payable, and Novatel Wireless and Sanmina agree that Section II.A.4 of the Settlement Agreement is hereby amended to require payment from Novatel Wireless in accordance with this proviso; and provided further, that payment obligations under Sections II.A.4(l), II.A.4(m), II.A.4(o), II.A.4(p), and II.A.4(q) and, in the case of Section II.A.4(m) and II.A.4(q) as modified by the Side Letter to the extent the Side Letter has not been terminated, shall remain in effect subject to the conditions set forth therein.

For avoidance of doubt, the forbearance granted by Sanmina to Novatel Wireless pursuant to this letter agreement shall terminate and be of no further effect on August 1, 2003 (unless the termination date of the Side Letter has been extended, in which case the termination of such forbearance period will terminate on such later termination date of the Side Letter), and Sanmina may at such time enforce all of its rights and remedies under the Settlement Agreement and Security Agreement and any other agreements, documents or instruments related thereto, including, but not limited to, its right to accelerate the obligations thereunder in the event that Novatel Wireless has not raised at least $5,000,000 in gross equity or debt proceeds by July 31, 2003 and paid Sanmina at least $3,000,000 during 2003.

Novatel Wireless hereby consents to the assignment of Sanmina's rights under the Settlement Agreement and delegation of Sanmina's obligations under the Settlement Agreement to the Investors at Closing. By consenting to the assignment, Novatel Wireless again acknowledges that Sanmina-SCI is released from any obligations accruing on or after the Effective Date, including any obligation on the part of Sanmina to provide Novatel Wireless with any Inventory.

In addition to the foregoing, Novatel Wireless acknowledges that it has read the Side Letter and, to the extent applicable and/or required consents to and agrees to be bound by provisions set forth therein.

This letter shall be construed in accordance with, and be deemed governed by, the laws of the State of California without regard to principles of conflict of laws. The parties acknowledge and agree that the state courts of Santa Clara County, California and the federal courts located in the Northern District of the State of California shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement. The parties consent to the exercise by such courts of personal jurisdiction over them and each party waives any objection it might otherwise have to venue, personal jurisdiction, inconvenience of forum, and any similar or related doctrine.

Novatel Wireless and Sanmina acknowledge that each has read this letter; that each fully understands its rights, privileges and duties under this Agreement; and that each enters into this Agreement freely and voluntarily. Each party further acknowledges that each has had the opportunity to consult with any attorney of its choice to explain the terms of this Agreement and the consequences of signing it.

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If the foregoing accurately states your complete understanding with respect to this matter, please so indicate by signing this letter and returning a signed original to the Company.

Very truly yours,

NOVATEL WIRELESS, INC.

By:       /S/ Melvin L. Flowers
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      Melvin L. Flowers

Its: Senior Vice President, Finance and
         Chief Financial Officer

SANMINA-SCI CORPORATION

By:  /S/ Steven H. Jackman
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      Steven H. Jackman

Its: Vice President and Corporate Counsel

SANMINA CANADA ULC

By: /S/ Steven H. Jackman
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     Steven H. Jackman

Its: Vice President and Corporate Counsel

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